Exhibit 23.4







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

The Board of Directors
Leucadia National Corporation:

We consent to the incorporation by reference in the registration statement No. 333-51494 on Form S-8 of Leudadia National Corporation and subsidiaries of our report dated February 28, 2006, with respect to the statement of financial condition, including the condensed schedule of investments, of Jefferies Partners Opportunity Fund II, LLC as of December 31, 2005, and the related statements of earnings, changes in members' equity, and cash flows for the year then ended, which report appears in the 2006 Form 10-K/A of Leucadia National Corporation and subsidiaries filed March 23, 2007.




New York, New York
March 23, 2007